FIFTH AMENDMENT TO THE RIGHTS AGREEMENT This FIFTH AMENDMENT TO THE RIGHTS AGREEMENT, dated as of August 18, 2022 (this “Amendment”), by and between Old Republic International Corporation, a Delaware corporation (the “Company”), and Equiniti Trust Company, as successor to Wells Fargo Bank, N.A., as rights agent (the “Rights Agent”). All capitalized terms used herein and not otherwise defined herein shall have the meaning(s) ascribed to them in that certain Amended and Restated Rights Agreement dated as of June 26, 1987, and amended by Amendment No. 1 dated May 15, 1997, Amendment No. 2 dated June 26, 2007, Amendment No. 3 dated November 19, 2007, and Amendment No. 4 dated June 26, 2017 (as amended, the “Rights Agreement”), by and between the Company and the Rights Agent. WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement; and WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement to accelerate the Final Expiration Date of the Rights to August 18, 2022; NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties hereto hereby agree as follows: 1. Amendment of Section 7(a). Subclause (i) of the first sentence of Section 7(a) of the Rights Agreement is hereby amended and restated to read in its entirety as follows: “(i) the Close of Business on August 18, 2022 (the “Final Expiration Date”),” 2. Amendment of Exhibits. The exhibits of the Rights Agreement shall be deemed amended in a manner consistent with this Amendment. 3. Agreement as Amended. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement, as amended. Except as set forth herein, the Rights Agreement shall remain in full force and effect until the Final Expiration Date. 4. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated. 5. Governing Law. This Amendment shall be deemed to be a contract made under the internal laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

-2- 6. Counterparts. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature. 7. Descriptive Headings. The headings contained in this Amendment are for descriptive purposes only and shall not affect in any way the meaning or interpretation of this Amendment. [Signature Page to Follow on Next Page]